Exhibit 99.1

173 FERC ¶ 61,191

FEDERAL ENERGY REGULATORY COMMISSION

WASHINGTON, DC 20426

November 30, 2020

In Reply Refer To:
Granite State Gas Transmission, Inc.
Docket No. RP21-72-000

Randall S. Rich, Esq.

Valerie Green, Esq.

Pierce Atwood, LLP

1875 K Street, NW

Suite 700

Washington, DC 20006

Gary Epler

Carlton B. Simpson

Unitil Service Corporation

6 Liberty Lane West

Hampton, NH 03842

Dear Messrs. Rich, Epler, Simpson and Ms. Green:

1.     On October 20, 2020, Granite State Gas Transmission, Inc. (Granite) filed a Settlement along with revised tariff records1 pursuant to Rule 207 (a)(5) and Rule 602 of the Commission’s Rules of Practice and Procedure.2 Granite states that the Settlement is filed as an uncontested settlement in lieu of a general rate increase filing under section 4 of the Natural Gas Act (NGA). Granite requests that the Commission approve the Settlement without condition or modification. As discussed below, the Commission approves the Settlement because it appears to be fair and reasonable and in the public interest.

1 Granite State Gas Transmission, Inc., FERC NGA Gas Tariff, F.E.R.C. Gas Tariff of Granite State Gas Transmission, Inc., Rates, Currently Effective Rates, 9.1.0, 6.0, Index to Provisions, 6.1.0 and 6.33, Limited Section 4 Rate Filings, 1.0.0.

2 18 C.F.R. §§ 385.207 (a)(5) and 385.602(g)(3) (2020).

Docket No. RP21-72-000

2.     Granite states that consistent with its 2018 Settlement, it began the process of preparing to file its new general NGA section 4 rate case on or about April 30, 2020, in order to allow for a full five months suspension and make new rates effective November 1, 2020.3    Granite states that the staffs of the New Hampshire Public Utilities Commission, the Maine Public Utilities Commission, the New Hampshire Office of the Consumer Advocate, and the Maine Office of the Public Advocate (the State Agencies)4 were involved in the negotiations of the Settlement and support the Settlement. Granite states that prior to submitting the instant filing, it provided the State Agencies with costs, revenues and other current data, which led to settlement discussions with the State Agencies. Granite states that the instant settlement is a result of those discussions.5

3.     Granite states that the Settlement updates its existing rates and permits Granite to file limited NGA section 4 rate adjustments to recover the capital cost additions to transmission plant that are to be incurred in the 12-month periods ending on March 31 of 2021, 2022, and 2023. Additionally, Granite states that the total cost of eligible capital projects6 to be recovered through the terms of this Settlement, as set forth in Article VI, will be subject to an overall cap of $14,599,651 and will be incremental to the black box Settlement cost of service used to calculate the Settlement rates to be effective November 1, 2020.7

3 The 2018 Settlement provided that Granite may not file a rate case under NGA section 4 and the Settling Parties may not file a rate complaint under NGA section 5 until at least April 30, 2019. The 2018 Settlement did not include a “come-back” provision requiring Granite to file a future rate case. The Commission approved the 2018 Settlement on June 27, 2018 in Granite State Gas Transmission, Inc., 163 FERC ¶ 61,224 (2018).

4 Granite states that the State Agencies participate in the interests of their consumers because the shipper that holds approximately 85% of the contracted capacity on Granite, Northern Utilities, Inc., operates natural gas distribution utilities in both Maine and New Hampshire, and is Granite’s affiliate. See Petition at 2. The State Agencies are also listed in Appendix A to the Petition as Settling Parties.

5 Petition at 4. Granite states that it also provided a draft of the Settlement to its firm shippers as well as to Eversource Gas Company of Massachusetts (formerly Columbia Gas of Massachusetts d/b/a Bay State Gas Company). Id. at n.4.

6 Granite notes that the following are the limited eligible projects: Integrity Management Program; State/Municipal Mandated Highway Projects (including but not limited to Gorham Road, Scarborough, ME & Maine Turnpike Authority Relocation in Portland, ME); Remote Main Line Valve Actuators; Westbrook Industrial Area Improvement; and Maximum Allowable Operating Pressure Verification Assessment. Id. at 5.

7 Id. at 4-5.

Docket No. RP21-72-000

4.     Granite also states that the limited NGA section 4 rate filings will be submitted to the Commission on August 1 of each year, to be effective September 1 to allow for 30 days’ notice and a one-day suspension. Granite states that it will provide a draft of the annual adjustment filings to the State Agencies no later than 60 days before Granite’s proposed date for filing the adjustment with the Commission. Further, Granite states that it will meet with the State Agencies to discuss and reach agreement on the costs and rates to be included in the upcoming filing, and if no agreement is reached prior to the filing date, Granite may delay the filing until agreement has been reached. Granite also states that if no agreement is reached, Granite’s filing will state that the rate increase is contested, and the Settling Parties may file protests and the dispute shall be resolved by the Commission.8

5.     Article III of the Settlement provides that effective November 1, 2020, Granite will increase its transportation rates by $0.0397 per dekatherm (Dth) on a 100% load factor basis and that the maximum recourse reservation rates for all firm transportation rate schedules (FT-1 and FT-NN) will be $5.6271 per Dth per month and that the IT-1 rate will be $0.1850 per Dth. Additionally, Article III provides that there will be no change in the 0.35% fuel retention rate. Granite states it will base its revised rates on a black box settlement cost of service.9

6.     Further, Granite asserts that the Settlement establishes a moratorium under which it may not file a new general NGA section 4 rate case before April 30, 2024, with rates to be effective November 1, 2024, based on a test year ending no earlier than December 31, 2023 and that the Settling Parties may not file a complaint under section 5 of the NGA before November 1, 2024. Furthermore, according to Granite, the Settlement shall terminate upon the effective date of rates proposed in a general rate filing or the outcome of an NGA section 5 proceeding.10

7.     Public notice of the filing was issued on October 22, 2020. Interventions and protests were due as provided in section 154.210 of the Commission’s regulations.11

8 Id. at 5.

9 Article III of Stipulation and Agreement.

10 Id. at 5-6.

11 18 C.F.R. § 154.210 (2020).

Docket No. RP21-72-000

Pursuant to Rule 214,12 all timely filed motions to intervene and any unopposed motion to intervene out-of-time filed before the issuance date of this order are granted. Granting late intervention at this stage of the proceeding will not disrupt the proceeding or place additional burdens on existing parties. Comments in support of the Settlement were filed by the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission.

8.     We find that the uncontested Settlement appears to be fair and reasonable and in the public interest. The Settlement is supported or not opposed by the parties to the proceeding. Therefore, we grant the waiver of the Commission’s 30-day notice requirement and accept the referenced tariff records to be effective November 1, 2020, consistent with the terms of the Settlement. The Commission’s approval of the Settlement does not constitute approval of, or precedent regarding, any principle or issue in this proceeding.

By direction of the Commission.

/s/ Kimberly D. Bose,

Secretary.

12 Id. § 385.214.